FILED

IN THE OFFICE OF THE

SECRETAW OF STATE OF THE

STATE OF NEVADA

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

FOR

FOREVER MUSIC, INC.

JUL 2 1 1997

No. C2292-97

DEAN HELLER. SECRETARY OF STATE

Pursuant to NRS 78.385 and 78.390, the undersigned President and Secretary of Forever Music, Inc. does hereby certify:

That the following amendment to the articles of incorporation was approved by the Board of Directors of said corporation by written consent in lieu o f a special meeting of the Board of Directors, dated July 21, 1997 and by a majority of the outstanding shares entitled to vote, there being 10,015,500 shares authorized to vote and 9,000,000 shares having voted in favor of the amended articles.

1. Name Change.

Article I - Name: The exact name of this Corporation is:

Bio-Preserve International Corporation

2. Change of Authorized Capital.

After giving effect to a ten for one (10 for 1) forward stock split of the common stock, the authorized common stock shall be increased from 20,000,000 shares to 200,000,000 shares of common stock, $.0001 par value per share, which stock split and subsequent increase in the number of authorized shares shall be effective on August 4, 1997. The authorized preferred stock shall remain the same.

Accordingly,

Effective August 4, 1997, Article VI, Section 1, is hereby amended to read as follows:

Section 1. Authorized Shares. The total number of shares which this Corporation is authorized to issue is 205,000,000 shares consisting of Common and Preferred Stock as follows:

(a) After giving effect to a ten for one (10 for 1) forward stock split, the total number of shares of Common Stock which this Corporation is authorized to issue is 200,000,000 shares at $.0001 par value per share.

(b) The total number of shares of Preferred Stock which this Corporation is authorized to issue is 5,000,000 shares at $.001 par value per share, which Preferred stock may contain special preferences as determined by the Board of Directors of the Corporation, including, but not limited to, the bearing of interest and convertibility into shares of Common Stock of the Corporation.

____________________ ____________________

Kristine Gornichec Janet J. Tanner

President Secretary

ACKNOWLEDGMENT

STATE OF NEVADA )

)ss.

COUNTY OF CLARK )

On this 21st day of July, 1997, personally appeared before me, a Notary Public, Kristine

Gornichec, President of the above-mentioned Corporation, who acknowledged that she executed

I

the Certificate of Amendment of the Articles of Incorporation of Forever Music, Inc.

LISE-LOTTE RUZICKA

Notary Public - State of Nevada _______________________________

Appointment Recorded in Clark County Notary Public

My Appointment Expires July 25,2000

96-3555-1

(Notary stamp or seal)